Hertz Global Holdings Taking Proactive Measures to Address Coronavirus Impact on Travel Demand
ESTERO, Fla., March 26, 2020/PRNewswire/ -- Hertz Global Holdings, Inc. (NYSE: HTZ) ("Hertz" or the "Company") today provided the following business update related to the significant, adverse impact on travel demand from the coronavirus (COVID-19).
“Like the rest of the global travel sector, COVID-19’s impact on Hertz arrived swiftly, and the reversal in customer demand has been significant,” said Kathryn V. Marinello. “We are aggressively taking actions to sustain operations and preserve liquidity, while confronting the issues raised by some of the most difficult economic conditions we have experienced.”
Hertz experienced strong revenue and productivity in January and February, which followed 10 consecutive quarters of year-over-year revenue growth and nine quarters of year-over-year Adjusted Corporate EBITDA improvement. For the first two months of 2020, global revenue increased 6% on 8% higher U.S. car rental revenue. In March, cities around the world rapidly began shutting down and airline travel decreased dramatically, causing increased rental cancellations and declining forward bookings. Hertz immediately began adjusting fleet levels in response to the reduced travel demand. The Company has been leveraging its multiple used-car channels and negotiating with suppliers to defer new fleet deliveries or modify previously placed orders.
In addition, Hertz is aggressively managing costs and substantially reducing capital expenditures. It is prioritizing sales and marketing strategies to be more in line with the current economic environment, while providing flexibility to support its customers. The Company also has been consolidating local rental locations in the U.S. and Europe, offering customers nearby alternative pick up points, as necessary.
Hertz recently implemented employee furlough programs across its North American field operations and U.S. corporate locations to align staffing levels with the slowdown in demand. This was a very difficult decision and was not easily made, knowing that many good people would be affected. The Company hopes to bring back as many team members as possible once global travel rebounds.
In order to support the organization, while working to effectively manage the dynamic environment and protect the future of the business, senior leaders at Hertz are taking a significant reduction in pay and CEO Marinello is relinquishing 100% of her base salary.
In terms of financial flexibility, the Company has access to approximately $1.0 billion in liquidity with no significant corporate debt maturities due until June 2021. In February, Hertz increased its U.S. vehicle debt capacity by $750 million and does not anticipate any vehicle debt financing requirements for its global car rental business for the remainder of the year.
In addition to reductions in operating and overhead expenses, and deferral of capital expenditures, the Company is taking actions to access surplus equity in its car-rental fleet facilities to provide incremental liquidity. Ultimately, however, available liquidity will depend on the duration and magnitude of the travel slowdown as well as other factors, including trends in used-car values.
Hertz, together with its car rental peers, is actively engaging with U.S. and European governments, seeking financial support to help the industry through this period.
“This situation is unprecedented. Events are unfolding rapidly and the picture changes daily. But Hertz is a resilient company, with resilient brands and resilient people,” said Marinello. “The actions we are taking

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should position us to navigate the current environment and emerge an even stronger business as world travel recovers. Our proactive position ensures we are here to support our customers now – providing critical transportation needs for government, healthcare, delivery and frontline relief workers -- and over the long term.”
Note on forward-looking statements: This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements related to the expected effects on our business, financial condition and results of operations due to the spread of the COVID-19 virus; the impact of cost and capital expenditure reductions; our liquidity and fleet financing expectations; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those we identify below and other risk factors that we identify in our most recent annual report on Form 10-K. Risks that could affect forward-looking statements in press release filing include the duration and scope of the COVID-19 pandemic and impact on the demand for travel, transient and group business, and levels of consumer confidence; actions governments, businesses and individuals take in response to the pandemic, including limiting or banning travel; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, travel, and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps we take to reduce our fleet and operating costs; competitive conditions in the rental car industry; relationships with corporate clients and airport and off airport locations; the availability of capital to purchase new and used vehicles; and the impact of the pandemic and reduced economic activity on used car sales and values. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of March 26, 2020. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
ABOUT HERTZ
The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands in approximately 10,200 corporate and franchisee locations throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Product and service initiatives such as Hertz Gold Plus Rewards, Ultimate Choice, Carfirmations, Mobile Wi-Fi and unique vehicles offered through its specialty collections set Hertz apart from the competition. Additionally, The Hertz Corporation owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit: www.hertz.com.
For further information: Hertz Investor Relations, (239) 301-6800, investorrelations@hertz.com or Hertz Media Relations, (239) 301-6300, mediarelations@hertz.com